Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

China Education, Inc. and Subsidiaries

Cayman Islands

As successor by merger, effective October 1, 2009, of the registered public accounting firm Rotenberg & Co., LLP, we consent to the use of our report dated March 11, 2010 (except for Note 20, as to which the date is April 29, 2010), in the Registration Statement on Form F-1 as amended, with respect to the consolidated balance sheets of China Education, Inc. and Subsidiaries as of December 31, 2009, 2008 and 2007, and the related consolidated statements of income and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009.

We consent to the use of our report dated August 21, 2009 in the Registration Statement on Form F-1 as amended, with respect with the consolidated financial statements of Qingdao Boyang Education Investment Management Co., Ltd. and Subsidiary as of December 31, 2007 and 2006 and for the two-year period ended December 31, 2007.

We consent to the use of our report dated August 21, 2009 (January 5, 2010 as to the effects of the restatement discussed in Note 3), in the Registration Statement on Form F-1 as amended, with respect to the financial statements of Suixian Hui Nationality High School as of December 31, 2007 and 2006, and for the two-year period ended December 31, 2007.

We also consent to the reference to us under the caption, “Experts”, in this Registration Statement.

/s/ EFP Rotenberg, LLP
EFP Rotenberg, LLP Rochester, New York June 24, 2010